N-SAR SUB-ITEM 77C

THE EMERGING GERMANY FUND INC.
STOCKHOLDER MEETINGS RESULTS
(UNAUDITED)

An annual meeting of Stockholders of The Emerging Germany Fund Inc. (the "Fund") was held on Tuesday, January 26, 1999 (the "Meeting"). The number of shares issued, outstanding and eligible to vote as of December 4, 1998 was 14,008,334. The matters voted upon by stockholders and the resulting votes for each matter are presented below:
1. Proposal No. 1(a). Expanding the Fund's investment objective from a predominantly German Investment Portfolio to a broader European Investment Portfolio.

For: 11,199,176	Against: 101,134	Abstain: 24,062

2. Proposal No. 1(b).  Amending the Fund's Articles of
Incorporation to change the Fund's name from "The Emerging Germany Fund Inc." to "Dresdner RCM Europe Fund Inc."

For: 10,373,621	Against: 603,366	Abstain: 42,583

3. Proposal No. 2(a). Changing the Fund's 1940 Act subclassification from a closed-end investment company to an open-end investment company and amending and restating the Fund's
Articles of Incorporation.

For: 11,134,179	Against: 140,467	Abstain: 25,924

4. Proposal No. 2(b). Modification and elimination of certain of the Fund's fundamental investment restrictions upon conversion of the Fund to an open-end investment company.

For: 11,089,058	Against: 132,004	Abstain: 79,507

5. Proposal No. 2(c). Approval of the proposed investment management agreement between the Fund and Dresdner RCM Global
Investors LLC upon the conversion of the Fund to an open-end investment company.

For: 10,240,535	Against: 669,500	Abstain: 109,533

6. Proposal No. 2(d). Approval of a Rule 12b-1 distribution plan upon conversion of the Fund to an open-end investment company.

For: 10,426,399	Against: 476,952	Abstain: 397,218


7. Proposal No. 3.  Election of directors.



For

Withheld

Robert J. Birnbaum
10,920,285

723,680

Carroll Brown
10,654,962

713,603

Theodore J. Coburn
10,652,013

716,552

George N. Fugelsang
10,651,275

717,920

Ronald G. Olin
953,201

244,400

Ralph W. Bradshaw
953,201

244,400

Gary A. Bentz
993,500

204,101

William A. Clark
677,801

244,400

Messrs. James E. Dowd, Alfred W. Fiore, Siegfried A. Kessler, Rolf Passow, Gottfried W. Perbix and Jacob Saliba continue in office as directors.

8. Proposal No. 4. Selection of PricewaterhouseCoopers LLP as independent accountants of the Fund for fiscal year ending
December 31, 1999.

For: 11,975,798	Against: 50,732		Abstain: 539,636

9. Proposal No. 5. Stockholder proposal seeking termination of the investment management agreement between Dresdner RCM Global
Investors LLC and the Fund.

For: 1,270,997	Against: 9,430,690	Abstain: 315,880

10. Proposal No. 6(a).  Floor proposal seeking resignation of
Class II and Class III directors.

For: 1,190,801	Against: 9,435,097	Abstain: 6,000

11. Proposal No. 6(b). Floor proposal seeking a tender offer at full net asset value for Fund shares.

For: 480,301	Against: 9,679,497	Abstain: 0

12. Proposal No. 6(d). Floor proposal requesting an independent study to determine if the Fund should seek reimbursement from any person(s) for legal and other expenses incurred in the cancellation of the 1998 annual meeting of stockholders and related litigation.

For: 204,901	Against: 9,679,497	Abstain: 275,400

13. Proposal No. 6(e).  Floor proposal seeking repeal of Section
14 of the Fund's By-laws.

For: 480,301	Against: 9,435,097	Abstain: 0

14. Proposal No. 7.  Floor proposal seeking reimbursement from
Dresdner RCM Global Investors LLC and other parties for legal and other expenses incurred by the Fund with respect to litigation which delayed the annual stockholders' meeting.

For: 946,401	Against: 9,679,497	Abstain: 6,000
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